Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2004, with respect to the statements of operations, changes in partner capital and cash flows of Gulf South Pipeline Company, LP for the year ended December 31, 2003, in the Registration Statement (Form S-1) and related Prospectus of Boardwalk Pipeline Partners, LP and Boardwalk Pipelines, LP for the registration of $250,000,000 of Senior Notes of Boardwalk Pipelines, LP.

/S/ ERNST & YOUNG LLP

Houston, Texas

September 28, 2006